Exhibit 5

                          BINGHAM MCCUTCHEN LLP
                           150 Federal Street
                            Boston, MA 02110


                             April 6, 2004

Access Pharmaceuticals, Inc.
2600 Stemmons Freeway, Suite 176
Dallas, Texas 75207

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

This opinion is furnished in connection with the registration, pursuant to a Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Act"), to be filed with the Securities and Exchange Commission on or about March 31, 2004 (the "Registration Statement"), of (a) 500,000 shares (the " 1995 Plan Shares") of common stock, par value $0.01 per share (the "Common Stock"), of Access Pharmaceuticals, Inc., a Delaware corporation (the "Company"), which the Company may grant options to purchase pursuant to the Company's 1995 Stock Option
Plan (the "1995 Plan") and (b) 500,000 shares (the "2000 Plan Shares" and together with the 1995 Plan Shares, the "Shares")of Common Stock of the Company, which the Company may grant options to purchase pursuant to the Company's 2000 Special Stock Option Plan (the "2000 Plan").

We have acted as counsel to the Company in connection with the foregoing registration of the Shares. We have examined and relied upon originals or copies of such records, instruments, certificates, memoranda and other documents as we have deemed necessary or advisable for purposes of this opinion and have assumed, without independent inquiry, the accuracy of those documents. In that examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing such documents. We have further assumed that all options granted or to be granted pursuant to the 1995 Plan and the 2000 Plan were or will be validly granted in accordance with terms of the 1995 Plan and the 2000 Plan, as appplicable, that all Shares to be issued upon exercise of such options will be issued in accordance with the terms of such options and the 1995 Plan or the 2000 Plan, as applicable.

This opinion is limited solely to the Delaware General Corporation Law, as applied by courts located in Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws.

Based upon and subject to the foregoing, we are of the opinion that upon the issuance and delivery of the Shares upon the exercise of options granted under the 1995 Plan and the 2000 Plan in accordance with the terms of such options and the 1995 Plan or the 2000 Plan, as applicable, and upon the Company's receipt of the full purchase price therefore, as determined by the Board of Directors of the Company and as specified in the documents governing such grants, the 1995 Plan and the 2000 Plan, the Shares will be validly issued, fully paid and nonassessable shares of the Company's Common Stock.

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We consent to the filing of a copy of this opinion as an exhibit to the
Registration Statement.

Very truly yours,

Bingham McCutchen LLP